Partnership Subscription and Contribution Agreement

This Partnership Subscription and Contribution Agreement is made and entered into this 13 day of October, 2010, among IPC Oil and Gas (Israel) Limited Partnership, an Israeli limited partnership ("IPC Israel" or "IPC"), Ofer Energy Enterprises LP (in formation), an Israeli limited partnership ("Investor"), Ofer Investments Ltd., an Israeli company ("Ofer Investments"), Israel Petroleum Company, Limited, a Cayman Islands company ("IPC Cayman"), in its capacity as sole limited partner of IPC Israel and International Three Crown Petroleum LLC (a Colorado LLC) ("ITCP"), in its capacity as sole general partner of IPC Israel and as sole director of IPC Cayman.  ITCP, IPC Israel, and IPC Cayman shall be referred to hereinafter as the "Developers". The Developers are entering into this Agreement severally and not jointly.

Now, therefore, the parties hereto agree as follows:

Whereas IPC Israel owns certain rights in Israeli offshore drilling licenses and, alone or together with other owners of rights in those licenses, may enter into transactions with third parties with respect to those licenses as well as with respect to other permits, licenses and leases issued by the State of Israel with respect to oil and gas exploration and development; and

Whereas the Investor and the Developers have reached an agreement pursuant to which the Investor will subscribe such amount of participation shares in IPC Israel equal to one-half of interests in IPC Israel (immediately after subscription therefor) in consideration for a total investment of $28,000,000 as hereinafter set forth.

1.	Preamble

The Preamble to this Agreement forms integral part hereof.

2.
Warranties of the Developers: The Developers, jointly and severally with respect to IPC Israel but severally and not jointly with respect to themselves, hereby warrant and represent to the Investor that:

2.1.
IPC Israel currently owns, free and clear of any pledges, liens or third party rights except as hereafter described section 2.1.3, a 13.609% working interest in the Israeli offshore drilling licenses called "Myra" (registration no. 347 in the Petroleum Rights Registry) and "Sara" (registration no.348 in the Petroleum Rights Registry), and attached hereto as Annexes 1 and 2, respectively, are copies of the "Myra" and "Sara" licenses and the registration of the working interests in the Sara and Myra licenses in the name of IPC Israel in the Petroleum Rights Registry (each a "License" or a "License Area", and collectively the "Licenses"). The rights under the Licenses are subject to compliance with the Israel Petroleum Law and the rules, regulation and guidelines promulgated thereunder.

2.1.1.	The Licenses are fully valid and in full force and effect.

2.1.2.
Attached hereto as Annex 3 is the binding work program currently in effect with respect of the Sara and Myra Licenses as approved by the Petroleum Commissioner (the "Petroleum Commissioner" or "Commissioner") of the Israeli Ministry of National Infrastructures (the "Work Program"). Except as set forth in the JOA, the Work Program constitutes the entire outstanding work obligations with respect to the Sara and Myra License Areas, all work obligations under the Work Program that were to be performed prior to the date hereof have been fulfilled by the dates stipulated in Annex 3, and the Developers are not aware of any cause or circumstance which may prevent fulfillment of the future work obligations under existing determinations of the Commissioner.

2.1.3.	IPC Israel’s ownership of the Licenses is subject to:

2.1.3.1.
a proportionate share of overriding royalties totaling 10.5% (including 1% held by Three Crown Petroleum LLC, an affiliate of ITCP and Mr. Howard Cooper (herein "Cooper")), as referred to in the Allocation of Rights Agreement referred to below, and each of the following agreements, attached as Annex 4: (i) "Overriding Royalty Agreement" dated April 25, 2010 between PetroMed Corporation, East Mediterranean Exploration Company Ltd., Israel Petroleum Company, Ltd., Emmanuelle Energy Ltd., IDB-DT (2010) Energy Ltd. And Royalty Trust; (ii) "Overriding Royalty Agreement dated April, 25, 2010 between PetroMed Corporation, Israel Petroleum Company, Ltd., Emmanuelle Energy Ltd., IDB-DT (2010) Energy Ltd and East Mediterranean Exploration Company Ltd; (iii) "TCP Overriding Royalty Agreement" dated April 25, 2010 between PetroMed Corporation, East Mediterranean Exploration Company Ltd., Israel Petroleum Company, Limited., Emmanuelle Energy Ltd., IDB-DT (2010) Energy Ltd and Three Crown Petroleum LLC; (iv) "Overriding Royalty Agreement – ILDC" dated April 25, 2010 between PetroMed Corporation, East Mediterranean Exploration Company Ltd., Israel Petroleum Company, Limited., Emmanuelle Energy Ltd., IDB-DT (2010) Energy Ltd and Israel Land Development Company Ltd and (v) Overriding Royalty Agreement – IDB-DT" dated April 25, 2010 between PetroMed Corporation, East Mediterranean Exploration Company Ltd., Israel Petroleum Company, Limited., Emmanuelle Energy Ltd., IDB-DT (2010) Energy Ltd and IDB-DT (2010) Energy Ltd.;

2.1.3.2.
 a proportionate share of the obligation of all owners of working interests in the Licenses to convey up to an additional 5% working interest to GeoGlobal Resources (India), Inc., as evidenced in the (i) Operation and Participation Agreement by and among IPC Cayman, Emmanuelle Energy Ltd., IDB-DT Energy (2010) Ltd., PBT Capital Partners LLC, and GeoGlobal Resources (India) Inc. dated as of May 19, 2010 and (ii) an Option Agreement – Samuel License by and among IPC Cayman, Emmanuelle Energy Ltd., IDB-DT Energy (2010) Ltd., Petromed Corporation, PBT Capital Partners LLC and GeoGlobal Resources (India) Inc. dated as of May 19, 2010, copies of which are annexed hereto as Annex 5);

2.1.3.3.	the Allocation of Rights and Settlement Agreement dated as of March 25, 2010 ("Allocation of Rights Agreement", a copy of which is annexed hereto as Annex 6);

2.1.3.4.	the JOAs described in Section 2.4 (which includes a draft JOA which has not been executed by all relevant parties to date);

2.1.3.5.
Draft of First Amendment to the Operation and Participation Agreement by and among IPC Cayman, Emmanuelle Energy Ltd., IDB-DT Energy (2010) Ltd., PBT Capital Partners LLC, and GeoGlobal Resources (India) Inc., a copy of which is annexed hereto as Annex 7; and

2.2.
IPC Israel and ITCP are duly registered and in good standing in the respective jurisdictions in which they are organized and copies of their registration certificates and constitutive documents are attached hereto as Annex 8. All beneficial interests in IPC Israel are owned by IPC Cayman, while of record the interests are held 99.9% by IPC Cayman and 0.1% by ITPC, free and clear of any pledges, liens or third party rights.  ITCP is the sole director of IPC Cayman, and Cooper is the majority owner and manager of ITCP.

2.3.
The execution of this agreement and the performance of the transactions contemplated hereunder do not conflict with or contravene any agreements, undertakings, licenses or permits to which any of the Developers are bound, provided however that the Developers do not make any warranty or representation with respect to any determination that the Petroleum Commissioner may make, as contemplated by Section 6 hereof.

2.4.
Attached as Annex 9 are copies of the draft Joint Operating Agreements currently being contemplated by the owners of the Sara and Myra Licenses ("JOA") which if executed would govern the conduct of petroleum operations therein.

2.5.
Except for a letter in which Shlomo Fogel asserts a claim for the right to acquire an unquantified interest in the Sara and Myra Licenses (the "Fogel Claim"), previously disclosed to Investor, no litigation exists or is threatened against any of the Developers, nor is there any ground for such. The Developers do not believe that the claim of Shlomo Fogel has merit.

2.6.
The Developers have provided the Investor with access to the data room maintained by, and various geological reports prepared for, the owners of the Sara and Myra Licenses containing 3D seismic and other geological and geophysical data in their possession relating to the Sara and Myra Licenses and they are not in control of or aware of any other material data or interpretations of the data contained in the data room which may be material to the consideration by the Investor in the making of its investment hereunder.

2.7.
Attached hereto as Annex 10, is a balance sheet as of June 30, 2010, of IPC Israel which fairly and accurately states the assets and liabilities of IPC Israel and, except for incurring expenses in relation to the Licenses up to $925,000, since June 30, 2010, there has not been any material adverse change with respect thereto. IPC Israel is in the process of becoming duly registered with the tax authorities in Israel and has paid all taxes and withholdings due therefrom.

2.8.
The rights of IPC Israel in the Licenses constitute all and any rights of whatsoever kind that IPC Israel, IPC Cayman, ITCP or any other affiliate thereof, own or are or may be entitled to with respect to the Sara and Myra License Areas.

2.9.
IPC Israel has no employees, holds no shares in other entities, has no bank accounts (other than funds held for IPC Israel (i) in an account registered in the name of IPC Cayman and (ii) in an account registered in the name of its accountant, Shimony and Company), has not issued any powers of attorney (other than power of attorney issued to its legal counsel in connection with filings under the Israeli Petroleum Law) and has not issued any guaranties.

2.10.
IPC Cayman, ITCP, Cooper or any affiliates thereof, have no claims whatsoever against IPC Israel, ITCP or in respect of the Licenses, except for cash and accounts receivables up to an amount of $500,000 held by IPC Israel, which IPC Cayman may direct to the use of payment of Excluded Expenses (as defined below).

2.11.
IPC Israel has assumed certain payment obligations of IPC Cayman, as provided in the Amended and Restated Assignment and Assumption dated October 9, 2010 between IPC Cayman and IPC Israel, attached as Annex 11 hereto. The parties agree that all cash, accounts receivable and accounts payable as at the date of Closing, of which all cash and accounts receivable may be used to pay Excluded Expenses, at the election and/or request of IPC Cayman or ITCP. "Excluded Expenses" shall mean all accounts payable of IPC Israel as at the date hereof, including those included in Annex 11. In addition, IPC Cayman may at its option make capital contributions (without increasing the capital account of IPC Israel) to IPC Israel and cause IPC Israel to make the payment of all unpaid Excluded Expenses. In any event Investor shall not be required to contribute any amounts to enable IPC to pay for said accounts payable, without its express prior written consent.

2.12.
IPC Israel has an option to acquire a 14.325% interest of 20% of the working interest in the Samuel drilling license (registration no. 388 in the Petroleum Rights Registry), however, the Developers do not make any representations or warranties with respect to such option.

2.13.	ITCP represents that the inclusion of the Special ITCP Covenants Amendment (as defined below) is binding on ITCP and its members qua members.

3.	Transaction and Consideration:

3.1.
At the Closing as hereafter defined, Investor shall subscribe for participation shares of limited partnership interest in IPC Israel, equal to 50% of all of the limited partnership interests therein (immediately after subscription therefor), free and clear of any pledges, liens or third party rights, and shall receive certain voting and managements rights related to IPC Israel, as further set forth in the Joint Management Agreement (the "Joint Management Agreement") attached as Annex B hereto (the "Special ITPC Covenants"), in consideration for an aggregate investment of $28,000,000, as adjusted in accordance with Section 4 (the "Investment").

3.2.
Deposit: At Closing, the Investor shall transfer to IPC Israel the amount of $2,000,000 (the "Deposit") on account of the Investment to cover a portion of the Initial Exploration Well Costs (as defined below) immediately upon cash calls made by the operator under the JOA (the "Operator").

3.3.
"Initial Exploration Well Costs" shall mean 13.609% of the costs of Drilling, Deepening, Testing, Sidetracking, Plugging Back, Recompletion, Reworking and either Completing or plugging and abandoning of an Initial Exploration Well drilled on each of the Sara and Myra Licenses under the JOA up to the Investment and subject to the Well Caps described in Section 4 below. "Initial Exploration Wells" shall mean the initial exploratory well in each of the Myra and Sara License Areas.

3.4.
Areas and Mutual Interest and Right of First Offer. Each party (the "Offering Party") agrees to grant the other party a right of first offer with respect to all opportunities (the "Opportunities") related to permits, licenses and/or leases related to oil and gas in Israel, including off-shore. In connection with such Opportunities, the Offering Party shall deliver a written notification to the other party which shall include the terms of such an Opportunity (the "Opportunity Notice"). In the event that the other party fails to accept such Opportunity within thirty (30) days following receipt of the Notice, then the Offering Party may offer such Opportunity to a third party during the ninety (90) day period following the expiration of the foregoing thirty (30) day period, at the same terms specified in the Notice. After said ninety (90) day period, said Opportunities will be offered anew under this First Offer mechanism. This provision shall cease to apply on the fifth anniversary hereof. For the sake of clarity, Opportunities shall not be deemed to include any transaction (such as sale or other disposition) in the overriding royalty rights held by the Investor with respect to the Sara and Myra License Areas as of the date hereof.

4.	Terms of the Investment:

4.1.
Background: IPC Israel will be required to pay the Initial Exploration Well Costs pursuant to the Work Program for the drilling of the Initial Exploration Wells approved by the Petroleum Commissioner and approved AFEs.  Such payments will be required to be made pursuant to cash calls made by the Operator pursuant to duly authorized operations budgets and AFEs under the JOAs for each License Area. For the purposes of this Section 4, reference to "JOA" shall include any the then current Joint Operating Agreements.

4.2.
Performance of Investment: Investor shall contribute to IPC Israel, upon cash calls made by the Operator within the time period required under said call, the funds necessary to pay to the Operator such amount equal to IPC Israel 13.609% share of Initial Exploration Well Costs for the two Initial Exploration Wells but not more than $28,000,000 (such amount to include the Deposit) subject to the per Well Cap stipulated in Section 4.3 hereinafter.

4.3.
Per Well Cap: Subject to Investor's obligations under Section 4.5 herein, Investor’s performance of the Investment shall be capped at U.S.$ 14,000,000 per well or the cost of the Well, whichever the lower ("Well Cap"), provided, however, that the Well Cap may be increased for the second Initial Exploration Wells to the extent the amount contributed for the first Initial Exploration Well is less than $14,000,000 and the first Initial Exploration Well resulted in a "Commercial Discovery" of hydrocarbons within the terms of the Petroleum Law 5751-1951 ("Commercial Discovery").

For the avoidance of doubt, the provisions above are demonstrated in these examples:

Example 1 – Application of Cap: IPC Israel 13.609% share of Initial Exploration Well Costs for the first Initial Exploration Well equals $14,000,000, the Well Cap for such well will be $14,000,000 (and contributions up this amount shall be made solely by Investor) and the well cap for the next Initial Exploration Well will be $14,000,000.  If it is then determined that IPC Israel's 13.609% share of Initial Exploration Well Costs for the second Initial Exploration Well equals $16,000,000, Investor shall contribute up to the cap, i.e. $14,000,000 and the remaining amount will need to be provided by IPC Israel from other sources.   The Investor and IPC Cayman agree to increase their capital commitments to IPC Israel in respect of said shortfall of the remaining $2,000,000.

Example 2 – Cap Shift from Well to Well: if IPC Israel’s 13.609% share of Initial Exploration Well Costs for the first Initial Exploration Well equals $10,000,000 and the first Initial Exploration resulted in a Commercial Discovery, the Well Cap for such well will be $10,000,000 and the well cap for the next Initial Exploration Well will be increased to $18,000,000 so that for the next well Investor will be required to contribute up to $18,000,000. If in fact IPC Israel’s 13.609% share of Initial Exploration Well Costs for the next Initial Exploration Well equals $18,000,000, Investor will not be required to contribute more than that amount.  If, on the other hand, IPC Israel's 13.609% share of Initial Exploration Well Costs for the next Initial Exploration Well equals $20,000,000, then Investor shall contribute up to the adjusted well cap, i.e. $18,000,000 and the remaining amount will need to be provided by IPC Israel from other sources.   The Investor and IPC Cayman agree to increase their capital commitments to IPC Israel in respect of said shortfall of the remaining $2,000,000.

4.4.
If the aggregate pro rata share of IPC Israel for the Initial Exploration Well Costs for the two Initial Exploration Wells is less than $28,000,000, then, subject to this Section 4.4, the unutilized portion of the Initial Exploration Well Costs shall be cancelled and the Investor shall be under no further obligation to make additional contributions in performance of the Investment with respect to the Exploration Wells, provided, however, that if, no later than June 30, 2011, the holders of the interests in the License Areas enter into a binding agreement with a new operator, or an amendment to an agreement with the then current operator, who agrees to carry part of their investments for Initial Exploration Well Costs for either or both of the Initial Exploration Wells, then any part of the Investment that is reduced due to the carry of such operator (whether as a result of reduction in the pro-rata share of IPC in the License and/or any other reason), less an amount equal to $2,000,000, shall remain available to the credit of IPC Israel for Initial Exploration Well Costs for additional Exploration Wells drilled on the Sara and Myra Licenses or other licenses acquired by the IPC Israel, in order of drilling, subject to the terms and limitations contained in this Section 4.

4.5.
If the aggregate pro rata share of IPC Israel for the Initial Exploration Well Costs for the two Initial Exploration Wells is more than $28,000,000, then the remaining amount will need to be provided by IPC Israel from other sources.  The Investor and IPC Cayman agree to increase their capital commitments to IPC Israel in respect of said shortfall. In addition, the Investor and IPC Cayman agree to increase their capital commitments to IPC Israel and to pay their portion of any cash calls under the JOA, related to expenses that are not part of the Initial Exploration Well Costs.

4.6.
If the first Initial Exploration Well does not result in a "Commercial Discovery", then the Investor shall be entitled to be reimbursed on a nonrecourse basis for half of the Investment for the unsuccessful well plus interest accruing at a rate of 10% annually; provided however that such reimbursement to be payable only from 66.6% of the proceeds (net of applicable expenses) of production accruing to IPC Israel, if any, attributable to the ownership interest of IPC Israel in the Initial Exploration Well that resulted in a Commercial Discovery or 66.6% of the cash distribution or return of equity permitted by the lenders financing the development of the License Areas ("Investor Payback").

The above provision may be illustrated by the following example:

IPC Israel 13.609% share of Initial Exploration Well Costs for the first Initial Exploration Well equals $14,000,000 for the first well and $15,000,000 for the second well. Investor contributes up to the well cap, so that $14,000,000 is contributed by Investor for the first well, and $14,000,000 is contributed by Investor for the second well, both in performance of the Investment.  The first well is unsuccessful. The second well is a Commercial Discovery.   Investor is entitled to be reimbursed up to $14,000,000 of its contributions for the first well (i.e. half of those contributions made in satisfaction of the Investment in the unsuccessful well) from 66.6% of the net proceeds from the sale of production attributable to IPC Israel interest in the first well or cash release from the lenders as aforesaid.

4.7.
Ofer Investments Ltd. (the "Parent") hereby guarantees towards the Developers the obligation of the Investor to provide the remaining amount of the Investment following the delivery to IPC Israel of the Deposit (i.e., additional $26,000,000 or the cost of the Initial Exploration Wells, whichever the lower). The Parent shall make payment of any amount required from Investor, immediately upon failure by Investor to deliver in a timely manner any amounts required under the Investment and a written notice of such failure has been delivered to the Parent.

4.8.	Investor fully understands and agrees to consequences of the breach of the timely failure to make the Investment, such consequences being the forfeiture of all the Investor’s interests in IPC Israel.

4.9.
Except as set forth in Section 4.4 with respect to the decrease in the pro rata share of IPC in the Licenses, the Investment shall be adjusted pro rata to agreed increases or decrease in the pro rata share of IPC in the Licenses.

5.	Closing

The closing of the transaction ("Closing") shall be consummated on the date of the execution hereof or the date following the execution, at which time IPC Israel delivers to the Investor the confirmation of registration at the Partnership Registrar of Investor's participation shares of limited partnership interest in IPC Israel, equal to 50% of all of the limited partnership interests therein (immediately after subscription therefor) (without including the provisions of Annex A), pursuant to and against which Investor shall deliver the Deposit to IPC Israel.

Promptly following the Closing, the Parties shall execute an amendment to the IPC Israel partnership agreement containing terms and conditions described in the Partnership Term Sheet attached hereto as Annex A.

Promptly following the Closing, the Parties shall make such adjustment (to extent required) to ensure that IPC Cayman (or its designee) and Investor hold equal portions of the limited partnership rights, in light of the holding of ITCP as the General Partner and the beneficial interest of IPC Cayman in said holdings of ITCP.

In addition, at Closing ITPC and the Investor shall execute the Joint Management Agreement and the Articles of Organization of ITPC shall be amended to include reference to the Special ITPC Covenants in substantially the following language (the "Special ITCP Covenants Amendment"): "The managing member of the LLC shall comply in all respects with the Joint Management Agreement (the "Joint Management Agreement") among Investor, Israel Petroleum Company, Limited and the LLC, related to the management of IPC Oil and Gas (Israel) Limited Partnership, including, without limitation, compliance with any voting rights and/or veto rights granted to Investor (or its designee) pursuant to the Joint Management Agreement".

6.
Petroleum Commissioner Notice. To the extent required by law, the consent of the Petroleum Commissioner shall be a condition precedent to the grant of rights to Investor, as contemplated herein.  Within 30 days from the date of the Closing or sooner, the Parties shall notify the Petroleum Commissioner of this transaction and, if within 180 days from the date hereof, the Petroleum Commissioner lawfully notifies the Parties that the subscription by the Investor to rights in IPC Israel and or in ITCP requires approval by the Petroleum Commissioner under applicable law and that such approval will not be forthcoming for reasons that are not curable by IPC Israel (without imposing either on IPC Israel or the Investor any waiver, loss or burden) or Investor (a "Rejection Notice") or is otherwise delayed, then the Investor shall be afforded an additional period until December 31, 2011 to obtain the consent of the Petroleum Commissioner. If, however, the Commissioner requires that for the purposes of issuing its consent, the Investor and/or IPC Cayman and/ ITCP or the controlling shareholders thereof agree that any transfer of their limited partnership interests or shares be subject to the consent of the Commissioner, the Parties agree to accept such requirement, provided that IPC Cayman, ITCP or the controlling shareholders thereof shall not be required to agree to any action that may prevent (i) the conveyance of IPC Cayman's interests in IPC Israel to a company publicly traded on the Tel Aviv Stock Exchange (the "IPC Shell") or (ii) the replacement of ITCP as a general partner of IPC Israel as contemplated herein.

7.
Termination and Restitution. Notwithstanding the foregoing, in no event shall the delivery (or delay in delivery) of the Rejection Notice or any delay in issuance of the consent by the Petroleum Commissioner delay the payment of any drawdown under the Investment to IPC Israel as provided herein. If the consent of the Petroleum Commissioner is not obtained pursuant to the provisions of section 6 above by December 31, 2011, then (i) the Investor may give notice to the Parties that it is terminating the Agreement in which case IPC shall be obligated to make restitution payment to the Investor equal to the amount of the Investment actually made plus any other capital contributions made by the Investor to such date plus interest at the rate of 10% per annum from the date each amount of the Investment or capital contribution was made and shall be repayable in full (including accrued interest) (hereinafter: the "Restitution Payment") by June 30, 2013 or (ii) IPC Israel may give notice to the Investor that it is terminating this Agreement and shall be obligated to effect the Restitution Payment within seven days of its notice. Upon receipt of the Restitution Payment in full without set-off or deduction and a release of Investor and Parent from any obligations, liabilities and claims with respect to ICP Israel and/or to the Developers (the "Release"), the Investor shall transfer its limited partnership interests and shares in the General Partner as per the instructions of the General Partner. Upon termination of the Agreement, and upon and against receipt of the Restitution Payment and the Release as aforesaid, Investor shall execute any document reasonably requested by IPC Israel, IPC Cayman or ITCP to confirm the termination of its limited and general partnership interest and/or its rights under the Joint Management Agreement, free and clear of any pledge or claims, and each of Investor, IPC Cayman and ITCP hereby irrevocably appoints and empowers IPC Israel as its power of attorney to execute such documents.

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8.	Breach

8.1.
Indemnification. In the event of any breach of the Developers' warranties or representations made under this Agreement, each of IPC Cayman and ITPC (the "IPC Indemnifying Parties") shall, subject to the limitations set forth below, indemnify the Investor, including its directors, officers, employees and agents (the "Investor Indemnified Parties") against, and hold Investor Indemnified Party harmless from, any and all loss or damage (including reasonable legal fees and costs) (collectively, "Losses") arising out of, or as a result of, or in connection with, said breach of the Developers' representations or warranties contained in this Agreement.

8.2.
The IPC Indemnifying Parties shall, subject to the limitations set forth below, indemnify the Investor Indemnified Parties against, and hold Investor Indemnified Party harmless from, any and all Losses arising out of, or as a result of, or in connection with, any final judgment of a court of competent jurisdiction against IPC Israel in connection with the Fogel Claim.

8.3.
Survival of Representations. The representations and warranties set forth in this Agreement shall survive the Closing and shall remain in full force and effect until the second anniversary of the Closing (except for the representations set forth in Section 2.1 (except for Sections 2.1.1 and 2.1.2) and the second sentence of Section 2.2 (the "Ownership Representations") which shall survive until the expiration of the applicable statute of limitations).

8.4.	Limitations on Indemnification.

8.4.1.
Notwithstanding anything to the contrary herein, IPC Indemnifying Parties shall have no obligation to indemnify for Losses exceeding an aggregate amount of the Investment. In addition, the IPC Indemnifying Parties have no obligation to indemnify for Losses until the aggregate amount of all Losses with respect to those matters exceeds $50,000.

8.4.2.
In the event that the IPC Indemnifying Parties fail to indemnify the Investor Indemnified Parties, in accordance with the provisions of this Section 8, then the Investor may elect, in lieu of any remedy available to it under Sections 8.1 and 8.2, to dilute the limited partnership interests of the IPC Indemnifying Parties in IPC Israel and the membership interests in ITPC related to its current rights as general partner of IPC Israel (and no other right), as applicable, in a proportional rate to the indemnification amount payable to the Investor hereunder.

8.5.
Notwithstanding the foregoing, in the event of a breach by the Developers of the Ownership Representations, or in the event of a material breach by the Investor of its representation, warranties and covenants, the non breaching party shall have all remedies available at law with respect to a breach of contract, including termination due to a material breach.

8.6.
Except as provided in Section 8.5, the indemnification obligations of Sections 8.1, 8.2 and 8.4 will constitute the sole remedy of Investor against the IPC Indemnified Parties in respect of a breach of any representation, warranty, covenant or agreement of such IPC Indemnified Parties under this Agreement.

8.7.	IPC Indemnifying Parties shall have no recourse to IPC Israel in a respect to an indemnifying event pursuant to which Investor seeks indemnity from said persons.

9.	Establishment of a new General Partner

As soon as practically possible but no later than December 31, 2010, ITCP and Investor will use best efforts to establish a new Israeli entity to replace ITPC as the general partner of IPC Israel. In such case, Investor's Special ITCP Covenants and the Joint Management Agreement shall automatically terminate. The parties agree that Investor or Investor Shell (as defined below) shall own 50% of the interests in such entity and IPC Cayman or the IPC Shell shall own 50% of the interests in such. The General Partner shall be entitled to the remuneration from IPC Israel as shall be agreed to by the parties, which shall be substantially similar to the remuneration currently payable to Modiin Energy LP.

10.	Contemplated Transfer of IPC Cayman’s Interests to a Publicly Traded Shell and Subsequent Flotation of IPC

Investor agrees that that IPC Cayman may, after the Closing, freely convey its interests in IPC Israel to the IPC Shell in exchange for ownership of initially 90% of the equity ownership of the IPC Shell, and IPC Cayman and ITCP agree that the Investor may, after the Closing, freely convey its interests in IPC Israel to a company publicly traded on the Tel Aviv Stock Exchange. Except as provided herein, the Investor or IPC Cayman, as the case may be, shall bear no liability, cost or responsibility in connection with any such transfer effected by the other.

The Parties declare their current intent to float the participation units of IPC Israel on the Tel-Aviv Stock Exchange ("Partnership IPO") as soon as practically possible subject to the parties arriving at mutually agreeable terms and structure that are commercially reasonable for the parties, after full consideration. Investor agrees that the said flotation shall not be in lieu of Investor’s obligations to fund the Initial Exploration Well Costs.

11.	Representations, Warranties, Acknowledgments and Risk Disclaimer of Investor and Investor Parent

Financial Capability. Each of the Investor (for itself and on behalf of any beneficiary) and Ofer Investments has the funds required, and the financial capability necessary, to fulfill its obligations under this Agreement and any other agreement, document or instrument to be performed by the Agreement.

Experience.  Each of the Investor (for itself and on behalf of any beneficiary) and Ofer Investments is able to fend for itself in the transactions contemplated by this Agreement, has such knowledge and experience in financial business matters as to be capable of evaluating the merits and risks of its investment, has no need for liquidity in its investment and has the ability to bear the economic risks of its investment. Investor conducted all necessary diligence related to the Investment with a geological expert with respect to the data provided to Investor and is familiar with the regulatory environment relevant to the business of IPC Israel and the Licenses, including with all the Petroleum Law, and all regulations, and other promulgations of the Petroleum Commissioner.

Investment.  Investor (for itself and on behalf of any beneficiary) has been advised and understands that the interest it acquires herein has not been registered under any applicable securities laws and that in this connection; Investor has been further advised and understands that no public market now exists for the interest it acquired in IPC Israel and that a public market may never exist for such interest.

Brokers.  Investor (for itself and on behalf of any beneficiary) has no contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement.

Beneficial Interests. The Investor may acquire a portion of the partnership interests in IPC Israel or the shares ITCP and/or the new general partner (together: the "Interests") for undisclosed beneficiaries so long that the number of such beneficiaries, together shall not result in a public offering. The Interests shall be recorded in the name of the Investor only, the beneficiaries shall have no right to deal with IPC Israel IPC Cayman or ITCP directly and Investor shall solely, exercise control over such interests (including any related voting rights and/or management rights). Investor acknowledges and agrees that any covenant and/or representation made by IPC Israel, IPC Cayman and/or ITCP, is made solely for the benefit of the Investor and not for the benefit of such undisclosed beneficiaries.

Investor acknowledges that nothing in the Agreement or the annexes or schedules hereto shall be construed as being inconsistent with the Allocation of Rights Agreement and with Developer’s obligations thereunder.

12.	Governing Law, Dispute Resolution and Jurisdiction

12.1.	The substantive laws of the State of Israel (without regard to choice of law provisions) govern this Agreement.

12.2.
Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by binding arbitration to be conducted in English in Tel Aviv, Israel, under the Israeli Arbitration Law (1968), before a single arbitrator.  The arbitrator shall be appointed by the parties, or, if the parties are unable to agree on the identity of the arbitrator, by the then-current chairman of the Tel Aviv District of the Israeli Bar.  Any party may bring a claim for injunctive relief in any court of competent jurisdiction.

12.3.
Each Party hereby (i) consents to service of process in any action between the Parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Israeli law, (ii) agrees that service of process made in accordance with clause (i) or made by registered or certified mail, return receipt requested, at its address specified herein, will constitute good and valid service of process in any such action (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. Each of IPC Cayman and ITCP hereby irrevocably appoints Itay Weinstein at Shimony and Company as agent for service of process for the purposes of this Agreement and Annexes A and B.

13.	MISCELLANEOUS

13.1.
US Tax Elections.  Neither IPC Israel nor the partners will unreasonably prevent, and will use commercially reasonable efforts to assist with, the filing of US elections, forms or return filings that Cooper, in his sole discretion may deem appropriate, so long as the partnership and the other partners are not anticipated to have negative consequences or expenses due to such actions by Cooper. Such US elections, forms or return filings may include, but are not limited to US Form 8832 (choice of type of tax entity), US IRC Section 754 Election (tax basis adjustments), US IRC Section 367 Gain Recognition Agreements.

13.2.
The Parties agree to use reasonable efforts to coordinate any public announcement or filing required by applicable law regarding the transaction contemplated hereby, the Partnership, the Licenses or the business and affairs of the Partnership, provided that nothing herein shall prevent either Party from making such disclosures in a timely manner as it shall deem are required by law..

13.3.
This Agreement represents the entire agreement between the Parties in relation to the subject matter hereof and supersedes any previous agreement or understanding between the Parties in relation to all or any such matters.

13.4.	No term or condition of this Agreement shall be considered to be waived by any Party unless, and to the extent that, such waiver is given in writing and authorized by the waiving Parties.

13.5.
No provision of this Agreement is intended by the Parties to be construed as creating any right(s) enforceable by a third party and all third party rights implied by law are, to the extent permissible by law, excluded from this Agreement.

13.6.
This Agreement may be executed in any number of counterparts with the same effect as if the signatures were upon a single engrossment of this Agreement, but shall not be effective until each Party has executed at least one counterpart.

13.7.
Each of the Parties shall from time to time hereafter and upon any reasonable request of any other Party, make or cause to be made all such further acts, deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

13.8.	This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns (if any).

13.9.
All notices authorized or required between the parties by any of the provision of this Agreement shall be in writing, in English, and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and addressed to the appropriate party. Oral communication does not constitute notice for purposes of this Agreement. A notice given under this Agreement shall be deemed delivered only when actually delivered to the address of the party as follows. A party may change its address by giving written notice of its new address to the other parties:

If to Investor:

1 Abba Eban Blv., Herzlia Pituach 46120, Israel

with a copy to:

Jack Smith, Adv. Gornitzky & Co., 45 Rothschild Blvd. (Zion Building) Tel-Aviv 65784 Israel

If to IPC Israel:
co Three Crown Petroleum LLC, 2614 Larkspur Lane, Unit E, Vail CO 81657

with a copy to:

Itay Weinstein, Shimony and Company, 5 Bedner St., Ramat Gan 52542 Israel

and

David Chertok, Adv. Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Rd. Ramat Gan 52506, Israel

If to ITCP or IPC Cayman:
co Three Crown Petroleum LLC, 2614 Larkspur Lane, Unit E, Vail CO 81657

with a copy to:

Itay Weinstein, Shimony and Company, 5 Bedner St., Ramat Gan 52542 Israel

and

David Chertok, Adv. Meitar Liquornik Geva & Leshem Brandwein 16 Abba Hillel Rd. Ramat Gan 52506, Israel

[Remainder of Page Intentionally Left Blank]

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IN WITNESS this Agreement has been executed by the Parties and is intended to be and is delivered on the date appearing on its first page.

Ofer Energy Enterprises LP (In formation)	IPC Oil and Gas (Israel) Limited Partnership

Israel Petroleum Company Limited	Ofer Investments Ltd.

Internation Three Crown Petroleum LLC